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Automatic Data Processing, Inc.

(Name of Registrant as Specified In Its Charter)

William A. Ackman

Veronica M. Hagen

V. Paul Unruh

Pershing Square Capital Management, L.P.

PS Management GP, LLC

Pershing Square, L.P.

Pershing Square II, L.P.

Pershing Square International, Ltd.

Pershing Square Holdings, Ltd.

Pershing Square VI Master, L.P.

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On August 16, 2017, Pershing Square Capital Management, L.P. hosted its 2Q 2017 Quarterly Conference Call. The text of the transcript relating to Automatic Data Processing, Inc. is as follows:

Pershing Square Capital Management, L.P.

2Q 2017 Quarterly Conference

August 16, 2017 11:00 AM ET

(09:28 – 11:39)

William A. Ackman:

Thanks very much. So I want to make a few remarks on ADP. As you’ve heard we announced a 8.3% stake in ADP this quarter. We have been working, doing research, a team comprised of Brian Welch, Charles Korn have really led the research on, working with me on ADP. What we like about ADP, it’s a simple, predictable, free cash flow generative business. It’s an unlevered company, has actually net cash on the balance sheet. It’s a business that we’ve known and followed over kind of many years, and we think for a number of reasons that we will describe in much greater detail, or actually, in its totality tomorrow at 9:00 am with a call. We’re going to lay out our thoughts about the business, what we think the opportunity is.

The way I would describe it in terms of risk reward, we think the business is sort of APD, Air Products, type downside risk – think of Air Products as a very stable, predictable business although much more capital intensive than ADP, and we think the upside is much more akin to Canadian Pacific in terms of the opportunity for operational improvement and business progress. Rather than cut into our remarks tomorrow, I encourage you to listen to the call, we’re doing a kind of webcast, which you can dial into if you have questions or you can follow the webcast online. This morning we put out a press release announcing how you can log on.

With that, one other point there, we have, in the history of the firm, we’ve done 6 co-investment vehicles. Our last was, as you probably know, for Air Products we wound that co-investment vehicle up at the end of the life of the vehicle last year, or earlier this year, excuse me. We raised a little over 500 million of capital for our investment, an incremental investment, in ADP and we deployed that capital along with the funds’ capital to build our stake in the company. With that, I’m going to ask Ryan. Why don’t you update us on restaurant brands, what’s going on?

(32:43 – 37:15)

William A. Ackman:

With that, let me turn it over to Brian. Brian, why don’t you tell us about Air Products, and let me just say this is just past the third anniversary of Seifi Ghasemi being announced CEO of Air Products. Just a reminder here, for those of you who are not investors, back then at about almost four years ago, three and a half years ago, we bought, announced a stake in Air Products. We bought 9.9% of the company. We requested an opportunity to meet with management and the board of the business. We met with the management of the company, we talked to them about their business, we made a presentation, a very extensive one, we were offered the opportunity to do that to the full board and they, well, I think the CEO wasn’t excited to hear from us that we thought that there was a really big opportunity that hadn’t been exploited. We gave them a lot of credit for what he had achieved and we kind of mutually agreed that it was best for the company for him to step aside when the right executive could be identified. And the company launched a search process, we put three directors on the board. We had identified a guy by the name of Seifi Ghasemi who we thought could be an outstanding candidate. The board looked at other alternatives, ran a process, ultimately chose Seifi. Seifi became CEO of the business and he’s done everything that we said he would do and more. He’s really done a remarkable job. We’ve never actually shared publicly our original presentation we made to the board of Air Products because we were able to have that kind of dialogue in private. That really is the approach that we’ve taken, the approach we took with Chipotle. It’s the approach we’ve taken with Zoetis, and it’s the approach we took with Air Products. The last time we had a proxy contest was for board seats in this kind of activist context was Canadian Pacific. And I said after that one we got something like 90% of the vote from shareholders. We’ve again, we’re able to achieve everything we’ve said publicly. We would be able to achieve even more. Our target price was 150, the stock today is around

200. They’ve done an exceptional, they’ve taken margins from call it 19-20% to approaching 40. Hunter’s now on to his next turn around with CSX, but seriously, it was a great story and the proxy contest can be fun and exciting and, but they are, they do consume a lot of time and resources and the company itself went through some turmoil while the proxy contest was underway. You know that was, that’s sort of the sales pitch we’ve given to management teams and boards of company we’ve taken stakes in since the Canadian Pacific context.

Our approach to Air Products was precisely the same approach that we took to Air– I’m sorry approach to ADP was precisely the same approach. I confuse the two because the tickers are basically the same. If you’re dyslexic they’re the same I guess is one way to think about it. But we approached the ADP management with the hope that we could share our thinking with them in a private context. We hoped to have an opportunity to address the board. We wanted to do it within a reasonable period of time, there wasn’t a rush, but when they expressed concern about our needing, we requested an extension, we said look just give us a week. Had they given us a week, I don’t think we would be in a proxy contest because I think they would have heard what we are going to say tomorrow in a private context and I think that would have led to constructive discussions. So we are where we are. We’re going to share our thoughts in a very public context. I’m sure the board and management will be listening. I am encouraged by recent developments there. In the last almost few days or so, last week or so, the company has reached out to us and asked to interview our nominees in good faith to assess their candidacy under the board. That process is underway and we have a date scheduled to meet with the full board September 5th and we’re looking forward to that opportunity. When we looked at this board, we don’t know most of the directors first hand but you know I’m probably one person removed from almost all of them. In some cases I know two of them, the CEO, know is too strong but someone I went to school with so I certainly knew who he was, as well as another director. My thought was that this would be one of the more straightforward engagements we’ve had and we hope to get there with the company.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Pershing Square Capital Management, L.P. (“Pershing Square”) and certain of its affiliated funds have filed a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies in connection with the upcoming annual meeting of stockholders (the “Annual Meeting”) of Automatic Data Processing, Inc. (the “Company”) and the election of a slate of director nominees at the Annual Meeting (the “Solicitation”). Prior to the Annual Meeting, Pershing Square and certain of its affiliated funds intend to file with the SEC, and furnish to stockholders of the Company, a definitive proxy statement and accompany proxy card.

PERSHING SQUARE STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS RELATED TO THE SOLICITATION WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PERSONS WHO MAY BE DEEMED PARTICIPANTS IN THE SOLICITATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, D.F. KING & CO., INC., 48 WALL STREET, 22ND FLOOR, NEW YORK, NEW YORK 10005 (CALL COLLECT: (212) 269-5550; CALL TOLL FREE: (866) 342-1635) OR EMAIL: ADP@DFKING.COM.

William A. Ackman, Veronica M. Hagen, V. Paul Unruh, Pershing Square, PS Management GP, LLC, Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd., Pershing Square Holdings, Ltd. and Pershing Square VI Master, L.P. may be deemed “participants” under SEC rules in the Solicitation. William A. Ackman, Pershing Square and PS Management may be deemed to beneficially own the equity securities of the Company described in Pershing Square’s statement on Schedule 13D initially filed with the SEC on August 7, 2017 (the “Schedule 13D”), as it may be amended from time to time. Except as described in the Schedule 13D, none of the individuals listed above has a direct or indirect interest, by security holdings or otherwise, in the Company or the matters to be acted upon, if any, in connection with the Annual Meeting.